EXHIBIT 99.1

United-Guardian Reports Year-End Earnings

HAUPPAUGE, N.Y., March 23, 2015 (GLOBE NEWSWIRE) -- United-Guardian, Inc., (Nasdaq:UG) announced today that strong fourth quarter sales helped boost the company's earnings for the year to $4.1 million ($0.88 per share) on sales of $13.4 million. While earnings for the year were lower than last year's record earnings of $5.9 million ($1.28 per share) on sales of $15.4 million, strong overseas sales in the fourth quarter helped to offset some of the weakness the company experienced in the third quarter of 2014.

Ken Globus, President of United-Guardian, stated, "Although sales for the year were lower than last year due to reduced demand in the third quarter from one of our large customers, our fourth quarter sales rebounded significantly, increasing by 59% over the third quarter sales. Net income for the fourth quarter more than tripled compared with the third quarter, increasing from $411,426 ($0.09 per share) to $1,401,964 ($0.30 per share). We have continued to see strong sales into the first quarter of 2015. Our sales into China have continued to grow, and we are working closely with our global marketing partners to further expand the sales of our core products, as well as to begin marketing some of the new products we developed in 2014. Although we are seeing more competition in the marketplace for some of our products than we did a few years ago, we believe that by keeping our costs down, expanding our product line, and maintaining the high level of customer service and product quality for which we have always been known, that we will be able to continue to increase our sales."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE YEARS ENDED
DECEMBER 31, 2014 AND DECEMBER 31, 2013

INCOME STATEMENT DATA

	Years ended December 31,
	2014	2013

Net sales	$13,449,679	$15,416,893

Costs and expenses:
Cost of sales	5,317,707	5,610,813
Operating expenses	2,640,997	2,504,526
Total costs and expenses	7,958,704	8,115,339
Income from operations	5,490,975	7,301,554

Other income:
Investment income	239,592	259,747
Income from damage settlement	24,403	1,070,561
Total other income	263,995	1,330,308
Income from operations before income taxes	5,754,970	8,631,862

Provision for income taxes	1,704,554	2,728,553
Net income	$4,050,416	$5,903,309

Earnings per common share (basic and diluted)	$0.88	$1.28

Weighted average shares (basic and diluted)	4,596,439	4,596,439

BALANCE SHEET DATA

	December 31,
	2014	2013

Current assets	$14,663,071	$14,307,218
Net property, plant, and equipment	1,207,903	1,334,501
Other asset	68,042	9,147
Total assets	$15,939,016	$15,650,866

Current liabilities	$974,970	$1,245,352
Deferred income taxes	227,108	169,587
Total Liabilities	1,202,078	1,414,939
Stockholders' equity	14,736,938	14,235,927
Total liabilities and stockholders' equity	$15,939,016	$15,650,866
CONTACT: Robert S. Rubinger
         (631) 273-0900